Exhibit 10.50

July 30, 2001

Mr. Camillo Martino
6152 Mancuso Street
San Jose, CA 95120

Dear Camillo,

We are pleased to extend an offer to you to become a regular, full-time employee with ZORAN CORPORATION (the “Company”) in the capacity of Executive Vice President and Chief Operating Officer reporting to the President and CEO.

As of the date you join the Company in your new position (the “Effective Date” of your employment), your initial base salary will be $225,000.00 per year, paid on a biweekly basis at a rate of $8,653.85 per pay period.

As an Executive Vice President and Chief Operating Officer, you will also be eligible to receive an Executive Bonus of up to 35% of your annual salary. This bonus is based on both your personal and company performance and is subject to approval and determination of Zoran’s Board of Directors. You must be employed by the Company at the time the bonus is approved in order to receive payment; no partial payment will be made.

As a key employee, you will be offered the opportunity to purchase 150,000 shares of the Company’s common stock (the “Stock”) at the market price on the date the stock is granted to you by Zoran’s Board of Directors. The stock will be subject to the provisions of the standard form of Option Grant or Stock Purchase Agreement adopted for use by the Company and must be approved by the Company’s Board of Directors. You will also be eligible to participate in the Company’s Employee Stock Purchase Plan.

In addition, you will be granted an additional 50,000 shares upon reaching certain pre-determined milestones. The milestones will be defined and measured by the Company’s Board of Directors and the grant will be issued when milestones are achieved. The stock will be subject to the provisions of the standard form of Option Grant.

ZORAN CORPORATION
3112 SCOTT BOULEVARD • SANTA CLARA, CA 95054
(408) 919-4111  •  FAX: (408) 919-4122

On your first date of employment you are eligible for our comprehensive group medical, dental, vision and life insurance coverage upon completion of the necessary enrollment forms. The Company pays 100% of the employee premium. The employee pays a nominal fee for any elected dependent coverage.

As a condition of employment with the Company, you shall execute, contemporaneously with the execution of this agreement, the Proprietary Information and Inventions Agreement attached as Exhibit A and incorporated herein by this reference.

Your employment with the Company is entirely voluntary for both parties and either you or the Company may conclude the employment relationship at any time for any reason. This “at will” employment relationship can only be modified in writing by an authorized officer of the Company.

However, if you should accept an offer from another company while you are in the employment of Zoran, you explicitly agree that you will notify Zoran within twelve (12) hours of your acceptance of the offer.

If you terminate your employment or if you are terminated by the Company for reasons other than for cause, it is mutually agreed by both parties that the terminating party will give the other party a three (3) months’ notice. If the company terminates your employment you will be guaranteed three (3) months’ salary. If you initiate the termination, the Company has the right to terminate your employment immediately and pay the salary guarantee in lieu of notice.

For the purposes of this offer, “for cause” is defined as (i) theft, dishonesty, or falsification of any employment or Company records; (ii) intentional and improper disclosure of the Company’s confidential or proprietary information or violation of the Company’s Agreement regarding such; (iii) any action by you which has a material detrimental effect on the Company’s reputation or business; (iv) your failure or inability to perform any reasonable assigned duties after written notice from the Company to you of, and a reasonable opportunity to cure, such failure or inability; (v) your conviction (including any pleas of guilty or nolo contendre) for any criminal act which impairs your ability to perform your duties.

In the event the Company decides to terminate your employment for reasons other than cause, the Company reserves the right to release you from your employment at any time prior to the expiration of the three (3) month notice period; it will provide you with base compensation for the remainder of that three month period in accordance with the Company’s normal payroll and benefits procedures. Your stock option, granted pursuant to this offer, will continue to vest until the expiration of the three (3) month notice period.

In the event your employment is terminated by the Company and you choose to engage in any other form of employment with another entity prior to the end of the Company’s three (3) month notice, you will receive compensation and your options will continue to vest only until the starting date of your other engagement. In the event you choose to terminate your employment with the Company, the Company will have the right to release you from your employment at any time prior to the expiration of the three (3) month notice and to terminate your compensation and vesting of your stock option on the last day of your employment.

If you wish to accept this offer of employment, please sign in the space provided below. By so signing, you acknowledge that you have received no inducement or representations other than those set forth in this letter, which caused you to accept this offer of employment. Please return a signed copy, along with the Proprietary Information and Inventions Agreement attached as Exhibit A, to Sherry Chapman, Director of Human Resources.

Camillo, we are excited to have you to join our team and we look forward to a mutually beneficial association.

Sincerely,

ZORAN CORPORATION

/s/ Levy Gerzberg
Levy Gerzberg, Ph.D.
President & CEO

AGREED AND ACCEPTED:

/s/ Camillo Martino	8-21-01
Camillo Martino	Date

8-21-01
Start Date